Exhibit 3.3

FORM OF

BYE-LAWS

OF

AEGON LTD.

The undersigned HEREBY CERTIFIES that the attached Bye-Laws are a true copy of the Bye-Laws of Aegon Ltd. (Company) adopted upon continuance of the Company into Bermuda effective [•] 2023.

Director

BYE-LAWS OF AEGON LTD.

34.	CAPITALISATION OF PROFITS	37

35.	RECORD AND REGISTRATION DATES	38

36.	ACCOUNTING RECORDS	39

37.	AUDIT	39

38.	SERVICE OF NOTICES AND OTHER DOCUMENTS	40

39.	DESTRUCTION OF DOCUMENTS	41

40.	UNTRACED SHAREHOLDERS	42

41.	WINDING UP	43

42.	INDEMNITY AND INSURANCE	43

43.	CHANGE IN THE IDENTITY OR CHARACTER OF THE COMPANY	45

44.	AMALGAMATION AND MERGER	45

45.	CONTINUATION	45

46.	ALTERATION OF BYE-LAWS AND MEMORANDUM OF ASSOCIATION	45

BYE–LAWS

OF

AEGON LTD.

(Adopted upon continuance into Bermuda effective [•] 2023)

1.	DEFINITIONS AND INTERPRETATION

1.1	In these Bye-Laws, unless the context otherwise requires, the following terms have the meanings given below:

Auditor: the person or firm for the time being appointed as auditor of the Company;

Beneficial Ownership: the power to vote or direct the voting of, or to dispose or direct the disposition of, the shares in question, and “Beneficially Owned” and “Beneficial Owner” shall be construed accordingly;

Board: the Directors appointed or elected pursuant to these Bye-Laws and acting by resolution as provided for in the Companies Act and in these Bye-Laws or the Directors present at a meeting of Directors at which there is a quorum;

Business Day: any day other than a Saturday, Sunday or public holiday, when banks are open for business in each of Hamilton, Bermuda and Amsterdam, the Netherlands;

Bye-Laws: the bye-laws of the Company in their present form;

Chairperson: the Non-Executive Director who is appointed as chairperson of the Board in accordance with Bye-Law 28.1;

Clear Days: in relation to the period of a notice, that period excluding the day on which the notice is given or served, or deemed to be given or served, and the day for which it is given or on which it is to take effect;

Common Share Offer Price: has the meaning as ascribed thereto in Bye-Law 15.4(d);

Common Shares: the common shares in the capital of the Company with the rights and restrictions contained in these Bye-Laws;

Common Shares B: the common shares B in the capital of the Company with the rights and restrictions contained in these Bye-Laws;

Companies Act: the Companies Act 1981;

Company: Aegon Ltd., a company continued into Bermuda on [•] 2023;

Director: a director of the Company;

Dutch Statutory Giro System: the giro system as referred to in the Giro Act;

Effective Date: the date these Bye-Laws came into effect;

Electronic Record: has the same meaning as in the Bermudan Electronic Transactions Act 1999;

Euroclear Nederland: Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., acting under the trade name Euroclear Nederland, being the central institution as referred to in the Giro Act;

Executive Director: a director of the Company who is designated by the Board as an executive director;

Giro Act: the Dutch Securities Bank Giro Transactions Act (Wet giraal effectenverkeer);

Indemnified Person: any Director, Officer, Resident Representative, member of a committee duly constituted under these Bye-Laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company (including anyone previously acting in such capacity), and their heirs, executors and administrators, personal representatives or successors or assigns;

Intermediary: an intermediary as referred to in the Giro Act;

Limit: has the meaning as ascribed thereto in Bye-Law 15.1;

Meeting Date: has the meaning as ascribed thereto in Bye-Law 35.2;

Memorandum of Association: the memorandum of continuance and/or memorandum of association of the Company as the same may be amended from time to time;

Non-Executive Director: a director of the Company who is designated by the Board as a non-executive director;

Offer: has the meaning as ascribed thereto in Bye-Law 15.3;

Offeror: has the meaning as ascribed thereto in Bye-Law 15.4;

Officer: a person appointed by the Board pursuant to these Bye-Laws, but shall not include the Auditor;

paid up: paid up or credited as paid up;

Permitted Acquisition: has the meaning as ascribed thereto in Bye-Law 15.2;

Record Date: has the meaning as ascribed thereto in Bye-Law 35.2;

Record Date Holder: has the meaning as ascribed thereto in Bye-Law 35.2;

Register: the register of Shareholders referred to in these Bye-Laws (including any branch register of Shareholders maintained by the Company) in each case as maintained in accordance with the Companies Act;

Registered Office: the registered office of the Company;

Relevant Shares: has the meaning as ascribed thereto in Bye-Law 35.2;

Resident Representative: (if any) the individual or the company appointed to perform the duties of the resident representative as set out in the Companies Act and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;

Resolution: a resolution of the Shareholders passed in a general meeting or, where required, of a separate class or separate classes of Shareholders passed in a separate meeting of such separate class or classes of Shareholders;

Seal: the common seal of the Company (if any) and includes every authorised duplicate seal;

Secretary: the secretary for the time being of the Company and any person appointed to perform any of the duties of the secretary and includes any assistant or deputy Secretary appointed by the Board;

share: a share in the capital of the Company, for the avoidance of doubt including Common Shares and Common Shares B;

Shareholder: a shareholder or member of the Company;

Stakeholder Interest: has the meaning as ascribed thereto in Bye-Law 25.4;

Subject Shares: has the meaning as ascribed thereto in Bye-Law 15.7;

Subsidiary and Holding Company: have the same meanings as in section 86 of the Companies Act, except that references in that section to a company shall include any body corporate or other legal entity, whether incorporated or established in Bermuda or elsewhere;

Vereniging Aegon: Vereniging Aegon, an association incorporated under the laws of the Netherlands, with corporate seat in The Hague, the Netherlands and registered in the Dutch trade register under number 40531114;

Vice-Chairperson: the Non-Executive Director who is appointed as vice-chairperson of the Board in accordance with Bye-Law 28.1; and

Voting Agreement: has the meaning as ascribed thereto in Bye-Law 19.9.

1.2

For the purposes of these Bye-Laws, a corporation or any other legal entity which is a Shareholder shall be deemed to be present in person at a general meeting or a meeting of a separate class or classes of Shareholders if, in accordance with the Companies Act, its authorised representative(s) is/are present.

1.3

For the purposes of these Bye-Laws, a corporation which is a Director shall be deemed to be present in person at a meeting of the Board if a person authorised to attend on its behalf is present, and shall be deemed to discharge its duties and carry out any actions required under these Bye-Laws and the Companies Act, including the signing and execution of documents, deeds and other instruments, if a person authorised to act on its behalf so acts.

1.4	Words importing the singular number include the plural number and vice versa.

1.5	Any reference to a gender includes all genders and non-binary natural persons.

1.6	Words importing persons include any company or association or body of persons, whether corporate or unincorporated and natural persons.

1.7	Any reference to writing includes all modes of representing or reproducing words in a visible, legible and reproducible form, including in the form of an Electronic Record.

1.8	Unless the context otherwise requires, words and expressions defined in the Companies Act bear the same meanings in these Bye-Laws.

1.9	Headings are used for convenience only and shall not affect the construction of these Bye-Laws.

1.10

A reference to anything being done by electronic means includes its being done by means of any electronic or other communications equipment or facilities and reference to any communication being delivered or received, or being delivered or received at a particular place, includes the transmission of an Electronic Record to a recipient identified in such manner or by such means as the Board may from time to time approve or prescribe, either generally or for a particular purpose.

1.11

A reference to a signature or to anything being signed or executed include such forms of electronic signature or other means of verifying the authenticity of an Electronic Record as the Board may from time to time approve or prescribe, either generally or for a particular purpose.

1.12

A reference to any statute or statutory provision (whether in Bermuda or elsewhere) includes a reference to any modification or re-enactment of it for the time being in force and to every rule, regulation or order made under it (or under any such modification or re-enactment) and for the time being in force and any reference to any rule, regulation or order made under any such statute or statutory provision includes a reference to any modification or replacement of such rule, regulation or order for the time being in force.

1.13	In these Bye-Laws:

(a)	powers of delegation shall not be restrictively construed but the widest interpretation shall be given thereto;

(b)

the word Board in the context of the exercise of any power contained in these Bye-Laws, includes any Director or any committee as referred in Bye-Law 27.4 of the Company to which or, as the case may be, to whom the power in question has been delegated by the Board;

(c)	no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of any other power of delegation; and

(d)

except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Bye-Laws or under another delegation of the powers.

2.	OBJECTS, REGISTERED OFFICE, OFFICES

2.1

In accordance with the Memorandum of Association, the objects of the Company are to incorporate, to acquire and alienate shares and interests in, to finance, to grant security for obligations of, to enter into general business relationships with, to manage, and to grant services to, legal entities and other entities, in particular those involved in the insurance business, and to do all that is connected therewith or which may be conducive thereto, all to be interpreted in the broadest sense.

2.2	The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.

2.3	The Company may have other offices, both within and outside Bermuda, as the Board from time to time shall determine or the business of the Company may require.

3.	SHARE CAPITAL

3.1

The authorised share capital of the Company at the date of adoption of these Bye-Laws is seven hundred and twenty million euro (EUR 720,000,000.00) divided into (4,000,000,000) Common Shares of par value EUR 0.12 each, and two billion (2,000,000,000) Common Shares B of par value EUR 0.12 each.

3.2	The Common Shares shall, subject to the other provisions of these Bye-Laws, entitle the holders thereof to the following rights:

(a)	Dividends:

The holder of a Common Share shall be entitled to receive dividends, on a pari passu and pro rata basis based on the number of Common Shares outstanding from time to time, as and when declared by the Board on the Common Shares as a class.

(b)	Capital distributions:

The holder of a Common Share shall be entitled to receive in the event of a return of assets on liquidation, reduction of capital or otherwise, whether voluntary or involuntary, to share on a pari passu and pro rata basis based on the number of Common Shares outstanding from time to time in such assets of the Company as are available for distribution.

(c)	Voting:

The holder of a Common Share shall be entitled to receive notice of, and to attend and vote at, general meetings of the Company and meetings of holders of Common Shares. Every holder of Common Shares present in person or by proxy shall on a poll have one vote for each Common Share held by them. The voting rights attached to pledged Common Shares may not be granted to the pledgee. Pledgees of Common Shares are not entitled to receive notice of meetings or attend meetings.

3.3	The Common Shares B shall, subject to the other provisions of these Bye-Laws, entitle the holders thereof to the following rights:

(a)	Dividends:

The holder of a Common Share B shall be entitled to receive dividends in an amount equal to one fortieth (1/40th) of the profits or reserves which the Board resolves to distribute to the holder of a Common Share, on a pari passu and pro rata basis based on the number of Common Shares B outstanding from time to time, as and when declared by the Board on the Common Shares B as a class.

(b)	Capital distributions:

The holder of a Common Share B shall be entitled to be paid in the event of a return of assets on liquidation, reduction of capital or otherwise, whether voluntary or involuntary, a sum equal to one fortieth (1/40th) of the sum to be paid to the holder of a Common Share, to share on a pari passu and pro rata basis based on the number of Common Shares B outstanding from time to time in such assets of the Company as are available for distribution.

(c)	Voting:

The holder of a Common Share B shall be entitled to receive notice of, and to attend and vote at, general meetings of the Company and meetings of holders of Common Shares B. Every holder of Common Shares B present in person or by proxy shall on a poll have one vote for each Common Share B held by them, to be exercised in accordance with the Voting Agreement referred to in Bye-Law 19.9. The voting rights attached to pledged Common Shares B may not be granted to the pledgee. Pledgees of Common Shares B are not entitled to receive notice of meetings or attend meetings.

3.4

The value or price of a Common Share B, for the purpose of Bye-Law 5.4, Bye-Law 10.2, Bye-Law 14.1 or otherwise, will be determined as one fortieth (1/40th) of the value or price of a Common Share. For such purposes, no account will be taken of the difference between Common Shares and Common Shares B in terms of the proportion between financial rights and voting rights.

3.5

The Board may, at its discretion and without the sanction of a Resolution, authorise the purchase by the Company of its own shares as referred to in Section 42A of the Companies Act, of any class, at any price (whether at par or above or below par), and any shares to be so purchased may be selected in any manner whatsoever, upon such terms as the Board may in its discretion determine, provided always that such purchase is effected in accordance with the provisions of the Companies Act. The whole or any part of the amount payable on any such purchase may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Act.

3.6

The Board may, at its discretion and without the sanction of a Resolution, authorise the acquisition by the Company of its own shares as referred to in Section 42B of the Companies Act, of any class, at any price (whether at par or above or below par), and any shares to be so acquired may be selected in any manner whatsoever, to be held as treasury shares, upon such terms as the Board may in its discretion determine, provided always that such acquisition is effected in accordance with the provisions of the Companies Act. The whole or any part of the amount payable on any such acquisition may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Act. The Company shall be a Shareholder either through shares being registered in the Register in the Company’s name or held in the Dutch Statutory Giro System in the Company’s name, but subject always to the provisions of the Companies Act and for the avoidance of doubt the Company shall not exercise any rights and shall not enjoy or participate in any of the rights attaching to those shares save as expressly provided for in the Companies Act or these Bye-Laws.

3.7

Subject to the provisions of these Bye-Laws, any shares of the Company held by the Company as treasury shares in accordance with Bye-Law 3.6 shall be at the disposal of the Board, which may hold all or any of the shares, dispose of or transfer all or any of the shares for cash or other consideration, or cancel all or any of the shares. For the avoidance of doubt, treasury shares do not carry the right to vote or to receive payments from capital distributions or dividends.

3.8

The Company shall not exercise any rights and shall not enjoy any or participate in any of the rights attaching to shares, registered in the Register in the Company’s name, held in the Dutch Statutory Giro System in the Company’s name, or otherwise Beneficially Owned by the Company, unless the Companies Act or these Bye-Laws expressly provide otherwise.

4.	MODIFICATION OF RIGHTS

4.1

Subject to the Companies Act, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of at least seventy-five per cent (75%) of the issued shares of that class or with the sanction of a Resolution passed at a separate meeting of the holders of such shares voting in person or by proxy. To any such separate meeting, unless determined otherwise, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply.

4.2

For the purposes of these Bye-Laws, unless otherwise expressly provided by the rights attached to any shares or class of shares, those rights attaching to any class of shares for the time being shall not be deemed to be altered by:

(a)	the creation or issue of further shares;

(b)

the creation or issue for full value (as determined by the Board) of further shares ranking as regards participation in the profits, dividends, distributions or assets of the Company or otherwise in priority to them; or

(c)	the purchase or redemption by the Company of any of its own shares.

5.	ISSUE OF SHARES

5.1	The Company may only issue fully paid shares.

5.2	The unissued shares shall be at the disposal of the Board in its sole discretion subject to the following and to these Bye-Laws generally (including Bye-Laws 5.4 and 6.2 in particular):

(a)	subject to (b), prior to the allotment or issuance of any shares, the Board must designate the applicable shares as a class of share as set out in Bye-Law 3.1; and

(b)	no share shall be designated as Common Shares B without a Resolution by the meeting of holders of Common Shares B.

5.3	No shares may be allotted, issued, or if in issue, re-designated, if such shares have not been designated in accordance with Bye-Law 5.2(a).

5.4

Subject to the provisions of these Bye-Laws, any issuance, offer or allotment of unissued shares or grant of a right to subscribe for such shares for a nominal amount of less than ten per cent (10%) of the Company’s issued share capital is at the disposal of the Board, upon such terms and conditions as the Board may determine. Any issuance, offer or allotment of unissued shares or grant of a right to subscribe for such shares for a nominal amount of ten per cent (10%) or more of the Company’s issued share capital requires the sanction of a Resolution, unless (i) the Board has determined such issue, offer, allotment or grant of right to subscribe for shares is necessary or conducive for purposes of safeguarding, conserving or strengthening the capital position of the Company or (ii) such shares are issued to a person exercising a previously granted right to subscribe for shares.

5.5

Subject to the rights, privileges and conditions attached to any class of shares in issue and these Bye-Laws (including for greater certainty Bye-Law 5.2(b)), the Board may, from time to time, re-designate any class of shares as any other class of shares. For the avoidance of doubt, unissued shares do not carry the right to vote or to receive payments from capital distributions or dividends.

5.6

The Board may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by law. Subject to the provisions of the Companies Act, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

5.7

Unless otherwise determined by the Board, shares may be issued in fractional denominations and in such event the Company shall deal with such fractions to the same extent as its whole shares, so that a share in a fractional denomination shall have, in proportion to the fraction of a whole share that it represents, all the rights of a whole share, including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

5.8

Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or in any fractional part of a share or (except only as otherwise provided in these Bye-Laws, including for greater certainty the holding of shares in accordance with the Dutch Statutory Giro System, or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

6.	PRE-EMPTIVE RIGHTS

6.1	No pre-emptive rights shall apply to the issuance, allotment, or offer of any Common Shares or the grant of a right to Subscribe for Common Shares.

6.2

Unless the Board excludes or limits pre-emptive rights in accordance with Bye-Law 6.4, if the Company proposes to issue, or allot, or offer any Common Shares B or grant a right to subscribe for Common Shares B, those shares or rights shall not be issued, allotted, offered or granted to any person unless the Company has first offered them to the holders of the Common Shares B on the same terms, and at the same price, as those shares or rights are being offered to other persons on a pari passu and pro rata basis to the number of shares held by those holders (as nearly as possible without involving fractions and subject to Bye-Law 6.3). No pre-emptive rights shall apply to the issuance, allotment, or offer of any Common Shares B to a person exercising a right to subscribe for shares previously granted.

6.3

Subject to the provisions of these Bye-Laws, the Board shall be authorised to set the terms of such issuance, allotment, offering of shares or rights to subscribe for shares to all Shareholders and may make such arrangements as the Board may deem necessary or practical in relation to, without limitation, record dates, fractional entitlements, taking away practical or legal impediments under applicable law or complying with requirements of any jurisdiction or regulatory body.

6.4

If the Company is required to offer shares to the holders of Common Shares B pursuant to Bye-Law 6.1, the Board may exclude or limit these pre-emptive rights in accordance with a prior authorisation granted by Resolution of the meeting of holders of Common Shares B, provided that if less than half (1/2) of the then outstanding Common Shares B that are entitled to vote on the matter is represented during such meeting of holders of Common Shares B, the Resolution can only be adopted with at least two thirds (2/3) of the votes cast.

7.	CERTIFICATES

7.1

No share certificates shall be issued by the Company unless, in respect of a class of shares, the Board has either for all or for some holders of such shares (who may be determined in such manner as the Board thinks fit) determined that the holder of such shares may be entitled to share certificates. In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

7.2

If a share certificate is defaced, lost or destroyed, it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

7.3

All certificates for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be in such form as the Board may determine (including, without limitation, in the form of Electronic Records) and issued under the Seal or signed by a Director, the Secretary or any person authorised by the Board for that purpose. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates do not need to be autographic but may be affixed to such certificates by some mechanical or electronic means or may be printed thereon or that such certificates need not be signed by any person, or may determine that a representation of the Seal may be printed on any such certificates. If any person holding an office in the Company who has signed, or whose facsimile signature has been used on, any certificate ceases for any reason to hold their office, such certificate may nevertheless be issued as though that person had not ceased to hold such office.

7.4

Nothing in these Bye-Laws shall prevent title to any securities of the Company from being evidenced and/or transferred without a written instrument in accordance with regulations made from time to time in this regard under the Companies Act, as the case may be, and the Board shall have power to implement any arrangements which it may think fit for such evidencing and/or transfer which accord with those regulations or the Companies Act.

7.5

The Board may by resolution decide that the Company shall not deliver certificates for its securities and that, instead, holders of the Company’s securities will have their holdings of securities of the Company evidenced by an electronic, book-based, direct registration service or other non-certificated entry or position on, in the case of Shareholders, the Register or, in the case of other securities of the Company, a register of securityholders to be kept by the Company in place of a physical security certificate or evidenced in accordance with the Dutch Statutory Giro System, in each case, pursuant to a registration system that may be adopted by the Company, in conjunction with its transfer agent (if any). This Bye-Law shall be read such that a registered holder of securities of the Company pursuant to any such electronic, book-based, direct registration service or other non-certificated entry or position shall be entitled to all of the same benefits, rights, entitlements and shall incur the same duties and obligations as a registered holder of securities evidenced by a physical security certificate. The Board and the Company’s transfer agent may adopt such policies and procedures and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of such a registration system by electronic, book based, direct registration system or other non-certificated means.

8.	REGISTER OF SHAREHOLDERS

8.1

The Register shall be kept at the Registered Office or at such other place in Bermuda as the Board may from time to time direct in the manner prescribed by the Companies Act. Subject to the provisions of the Companies Act, the Company may keep one or more overseas or branch registers in any place, and the Board may make, amend and revoke any such regulations as it may think fit respecting the keeping of such registers. The Board may authorise any share on the Register to be included in a branch register or any share registered on a branch register to be registered on another branch register, provided that at all times the Register is maintained in accordance with the Companies Act.

8.2

In the event shares have been transferred to an Intermediary for the admission into a collective deposit or to Euroclear Nederland for the admission into a giro depot as referred to in the Giro Act, such shares shall be registered in the Register in the name of the Intermediary or Euroclear Nederland, respectively, to be held in accordance with the Giro Act.

8.3

The Register or any branch register may be closed at such times and for such period as the Board may from time to time decide, subject to the Companies Act. Except during such time as it is closed, the Register and each branch register shall be open to inspection in the manner prescribed by the Companies Act between 10:00 a.m. and 12:00 noon (or between such other times as the Board from time to time determines, but no less than two hours) on every working day. Unless the Board so determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register or any branch register any indication of any trust or any equitable, contingent, future or partial interest in any share or any fractional part of a share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-Law 5.8.

8.4

The Company may request Euroclear Nederland, any Intermediary, custodian, securities depositary (or nominee thereof) or any other person the Company knows or may reasonably assume to professionally hold or administer shares or rights derived therefrom to provide the name, address, holdings of shares or rights derived therefrom, the unique identifier for legal entities and, where applicable, the email address for each participant or person for whom the shares or rights derived therefrom are held or administered.

9.	REGISTER OF DIRECTORS AND OFFICERS

The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Act. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Act between 10:00 a.m. and 12:00 noon in Bermuda on every working day.

10.	TRANSFER OF SHARES

10.1	Subject to the Companies Act and to such of the exceptions and restrictions contained in these Bye-Laws as may be applicable:

(a)

a holder of Common Shares may transfer all or any of its Common Shares by an instrument of transfer in the common form, including without limitation common procedures for transfer within the Dutch Statutory Giro System, or in any other form which the Board may approve; and

(b)

a holder of Common Shares B may only transfer all or any of its Common Shares B with the prior written approval of the Board; such transfer may take place by an instrument of transfer in the common form, including without limitation common procedures for transfer within the Dutch Statutory Giro System, or in any other form which the Board may approve.

10.2

An application for approval of the Board as referred to in Bye-Law 10.1(b) must be made in writing and addressed to the Company, for the attention of the Board. It must state the number of Common Shares B the applicant wishes to transfer and the person to whom the applicant wishes to transfer the Common Shares B concerned. The Board must respond to the request within three (3) months from receipt. If it refuses to grant the approval requested, it must inform the applicant of another person who is prepared to purchase the Common Shares B concerned against payment in cash. If that other person and the applicant do not reach agreement on the amount of the purchase price, it will be determined by one or more experts designated by the Board, taking into account the principle as set out in Bye-Law 3.4.

10.3

Notwithstanding a transfer within and in accordance with the procedures of the Dutch Statutory Giro System, the instrument of transfer of a share shall be signed by or on behalf of the transferor. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. All instruments of transfer when registered may be retained by the Company. The Board may also decline to register any transfer unless:

(a)

the instrument of transfer is duly stamped (if required by law) and lodged with the Company, at such place as the Board shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,

(b)	the instrument of transfer is in respect of only one class of share,

(c)	the instrument of transfer is in favour of less than five (5) persons jointly;

(d)	in the case of the transfer of Common Shares B, the Board’s prior written consent to the transfer was obtained in accordance with Bye-Laws 10.1(b) and 10.2;

(e)	in case of the transfer of shares held within the Dutch Statutory Giro System, such transfer is made in accordance with the common procedures of the Dutch Statutory Giro System; and

(f)

it is satisfied that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained.

10.4	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

10.5	If the Board declines to register a transfer it shall, within three (3) months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

10.6

Notwithstanding anything to the contrary in these Bye-Laws, the Board shall, subject to the Companies Act and other applicable laws and the facilities and requirements of any relevant trading or settlement system concerned, including the Dutch Statuary Giro System, have the power to implement any arrangements it may, in its absolute discretion, think fit in relation to the settlement of transactions of whatever nature concerning such shares in accordance with such trading or settlement system. To the extent such arrangements are so implemented, other than provisions in these Bye-Laws mandated by applicable laws, no provision of these Bye-Laws shall apply or have effect to the extent that it is in any respect inconsistent with the requirements of such system.

10.7

Notwithstanding anything to the contrary in these Bye-Laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and requirements of such exchange.

11.	TRANSMISSION OF SHARES

11.1

In the case of the death of a Shareholder, the survivor or survivors, where the deceased was a joint holder, and the estate representative, where he was a sole holder, shall be the only person recognised by the Company as having any title to their shares; nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons. For the purpose of this Bye-Law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law.

11.2

Any person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Board as to their entitlement, either be registered themselves as the holder of the share or elect to have some person nominated by him registered as the transferee thereof. If the person so becoming entitled elects to be registered himself, they shall deliver or send to the Company a notice in writing signed by him stating that they so elect. If they shall elect to have their nominee registered, they shall signify their election by signing an instrument of transfer of such share in favour of their nominee. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfer of shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.

11.3

A person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to their entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the share, but they shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Shareholder until they shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered themselves or to transfer the share and, if the notice is not complied with within sixty (60) days, the Board may thereafter withhold payment of all dividends and other monies payable in respect of the shares until the requirements of the notice have been complied with.

11.4	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

12.	INCREASE OF AUTHORISED CAPITAL

The Company may from time to time increase its authorised capital by such sum to be divided into shares as set out in Bye-Law 3.1 as the Company by Resolution shall prescribe.

13.	ALTERATION OF CAPITAL

13.1	The Company may from time to time by Resolution:

(a)

cancel shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled;

(b)	change the currency denomination of its share capital;

(c)	consolidate and divide all or any of the Company’s share capital into shares of larger par value than its existing shares; and

(d)

sub-divide the Company’s shares or any of them into shares of smaller par value than is fixed by the Company’s Memorandum of Association, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived.

13.2

Where any difficulty arises in regard to any division, consolidation, or sub-division of shares under this Bye-Law, not being a difficulty regarding the power to effectuate such alterations, the Board may settle the same as it thinks expedient and, in particular, may implement such actions in a manner which does not result in fractional shares (whether by rounding or in any other manner as the Board deems fit) or arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall their title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

14.	REDUCTION OF CAPITAL

14.1

Subject to the Companies Act, its Memorandum of Association and any confirmation or consent required by law or these Bye-Laws, the Company may from time to time by Resolution authorise the reduction of its issued share capital, provided that such reduction shall only become effective with the approval of the Board and, insofar the reduction concerns the Common Shares B, by Resolution of the meeting of holders of Common Shares B.

14.2

In relation to any such reduction, the Board may, subject to the approval by Resolution, determine the terms upon which such reduction is to be effected including, in the case of a reduction of part or only of a class of shares, those shares to be affected, subject to Bye-Law 14.1.

15.	MANDATORY OFFER PROVISIONS

15.1

A person must not, other than Euroclear Nederland, an Intermediary or solely as custodian or securities depositary (or nominee thereof) or under any arrangements implemented and/or approved by the Board under Bye-Law 7.4, whether by himself, or with persons determined by the Board to be acting in concert with him, directly or indirectly, in any manner, acquire after the Effective Date Beneficial Ownership of any shares which, taken together with shares already Beneficially Owned by him and by persons determined by the Board to be acting in concert with him, carry, directly or indirectly, thirty per cent (30%) or more of the voting rights attributable to the shares (the “Limit”), except as result of a “Permitted Acquisition”, as hereinafter defined.

15.2	An acquisition is a “Permitted Acquisition” if:

(a)	the Board in its absolute discretion consents to the acquisition which consent may be subject to such conditions as the Board may think fit; or

(b)	it concerns an acquisition by Vereniging Aegon, provided that the Voting Agreement is in effect at the time of such acquisition.

15.3

Where any person breaches the Limit, except as result of a Permitted Acquisition, that person shall without delay make a public announcement thereof and shall within thirty (30) days of breaching the Limit make a general offer to all holders of shares in accordance with Bye-Law 15.4 (an “Offer”).

15.4	An Offer must comply with the following requirements:

(a)	the Offer complies with the applicable rules and regulations of the relevant stock exchange(s);

(b)	the Offer is unconditional in all respects and is open for acceptance for a period of not less than thirty (30) days;

(c)	the making or implementation of the Offer is not dependent on the passing of a resolution at any meeting of shareholders of the person making the Offer (the “Offeror”);

(d)	the Offer is in cash or is accompanied by a cash alternative, in each case,

(i)	at an Offer price per Common Share not less than the greater of:

(A)

the highest price paid by the Offeror or by any persons determined by the Board to be acting in concert with him for any interest in Common Shares during the twelve (12) months prior to the date on which the Limit was exceeded;

(B)

the one hundred and eighty (180) day volume weighted average price on Euronext Amsterdam of the Common Shares on the date on which the Limit was exceeded, or such other share exchange as determined by the Board; and

(C)

if, before the Offer closes for acceptance, the Offeror or any persons determined by the Board to be acting in concert with him acquires any interest in Common Shares at above the Offer price, the highest price paid for the interest in the Common Shares so acquired,

(such offer price the “Common Share Offer Price”); and

(ii)	at an Offer price per Common Share B of one fortieth (1/40th) of the Common Share Offer Price.

15.5

Where any person breaches the Limit, except as a result of a Permitted Acquisition, and does not make an Offer within the time period as referred to in Bye-Law 15.3, subject to the application of Bye-Law 15.6, that person is in breach of these Bye-Laws.

15.6

The obligation to make an Offer pursuant to Bye-Law 15.3 shall lapse if the person to which the obligation applies is no longer in breach of the Limit within thirty (30) days after breaching the Limit, unless such person has exercised his voting rights in that period.

15.7	The Board may do all or any of the following where it has reason to believe that the Limit is or may be breached:

(a)

require any Shareholder or person appearing or purporting to be interested in any shares of the Company to provide such information as the Board considers appropriate to determine any of the matters under this Bye-Law 15;

(b)	have regard to such public filings or disclosures as it considers appropriate to determine any of the matters under this Bye-Law 15;

(c)	make such determinations under this Bye-Law 15 as it thinks fit, either after calling for submissions from affected Shareholders or other persons or without calling for such submissions;

(d)

determine that some or all of the voting rights attached to such number of shares owned or Beneficially Owned by the person in breach of these Bye-Laws pursuant to Bye-Law 15.5 and any person determined by the Board to be acting in concert with him (the “Subject Shares”), are from a particular time suspended and incapable of being exercised for a definite or indefinite period;

(e)	determine that some or all of the Subject Shares will not carry any right to any dividends or other distributions from a particular time for a definite or indefinite period; and

(f)	take such other action as it thinks fit for the purposes of this Bye-Law 15 including:

(i)	prescribing rules (not inconsistent with this Bye-Law 15);

(ii)	setting deadlines for the provision of information;

(iii)	drawing adverse inferences where information requested is not provided;

(iv)	making determinations or interim determinations; and

(v)	changing any decision or determination or rule previously made.

15.8

The Board has full authority to determine the application of this Bye-Law 15. Any resolution or determination of, or decision or exercise of any discretion or power by, the Board or any Director acting in good faith under or pursuant to the provisions of this Bye-Law 15 shall be final and conclusive; and anything done by, or on behalf of, or on the authority of, the Board or any Director acting in good faith pursuant to the provisions of this Bye-Law 15 shall be conclusive and binding on all persons concerned and shall not be open to challenge, whether as to its validity or otherwise on any ground whatsoever. The Board shall not be required to give any reasons for any decision, determination or declaration taken or made in accordance with this Bye-Law 15.

16.	GENERAL MEETINGS AND RESOLUTIONS IN WRITING

16.1

Save and to the extent that the Company elects to dispense with the holding of one or more of its annual general meetings in the manner permitted by the Companies Act, the Board shall convene, and the Company shall hold general meetings as annual general meetings in accordance with the requirements of the Companies Act. Subject to these Bye-laws and the Companies Act, general meetings shall be held at such time and place as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when requisitioned by Shareholders pursuant to the provisions of the Companies Act, convene general meetings other than annual general meetings, which shall be called special general meetings, at such time and place as the Board may appoint.

16.2

Anything which may be done by Resolution of the class of Common Shares B in a separate meeting of holders of Common Shares B may be done by resolution in writing, signed by the holders of such class of shares who at the date of the notice of the resolution in writing represent the majority of votes that would be required if the resolution had been voted on at a meeting of holders of Common Shares B. Such resolution in writing may be signed by the holders of Common Shares B or their proxy, or in the case of a holder of Common Shares B that is a corporation or any other legal entity (whether or not a company within the meaning of the Companies Act) by its representative on behalf of such holder of Common Shares B, in as many counterparts as may be necessary. For the avoidance of doubt any Resolution on which the holders of Common Shares are entitled to vote may not be passed by way of a resolution in writing.

16.3

Notice of any resolution in writing to be made under this Bye-Law shall be given to all the holders of the class of Common Shares B who would be entitled to attend a meeting of holders of Common Shares B and vote on the resolution. The requirement to give notice of any resolution in writing to be made under this Bye-Law to holders of the class of Common Shares B shall be satisfied by giving to those holders of the class of Common Shares B a copy of that resolution in the same manner that is required for a notice of a general meeting or meeting of holders of a class of shares of the Company at which the resolution could have been considered, except that the length of the period of notice shall not apply. The date of the notice shall be set out in the copy of the Resolution.

16.4

A resolution in writing made in accordance with this Bye-Law is as valid as if it had been passed by a meeting of holders of Common Shares B of the Company. A resolution in writing made in accordance with this Bye-Law shall constitute minutes for the purposes of the Companies Act and these Bye-Laws.

17.	NOTICE OF SHAREHOLDER MEETINGS

17.1

An annual general meeting, special general meeting, or meeting of holders of any class of shares shall be called by not less than thirty (30) Clear Days’ notice in writing. The notice shall specify the place, day and time of the meeting, means of electronic communication, if any, and, the nature of the business to be considered. Notice of every general meeting or a meeting of holders of any class of shares shall be given in any manner permitted by these Bye-Laws to all Shareholders other than such as, under the provisions of these Bye-Laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company and to each Director, and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to them or it.

17.2

If notice of a general meeting or a meeting of holders of any class of shares is for a shorter period than specified in Bye-Law 17.1 or if no notice is sent in accordance with Bye-Law 17.1, a general meeting or a meeting of holders of any class of shares may only be deemed to have been duly called if it is so unanimously agreed by all of the Shareholders entitled to attend and vote thereat.

17.3

Provided that a general meeting or a meeting of holders of any class of shares is otherwise called in accordance with Bye-Law 17.1, the accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

17.4

A Shareholder present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

17.5

The Board may cancel or postpone a general meeting or a meeting of holders of any class of shares after it has been convened and notice of such cancellation or postponement shall be served in accordance with these Bye-Laws upon all Shareholders entitled to notice of the meeting so cancelled or postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with this Bye-Law.

18.	PROCEEDINGS AT SHAREHOLDER MEETINGS

18.1

In accordance with the Companies Act, a general meeting or a meeting of holders of any class of shares may be held with only one (1) individual present, provided that the requirement for a quorum is satisfied. No business shall be transacted at any general meeting or a meeting of holders of any class of shares unless a quorum is present at the time that the meeting proceeds to business. The absence of a quorum shall not be treated as part of the business of the meeting and therefore not preclude the appointment, choice or election of a chairperson.

18.2

Save as otherwise provided in these Bye-Laws, a Shareholder or Shareholders present in person or by proxy and entitled to vote representing the holders of more than one third (1/3) of the issued shares entitled to vote at such meeting shall be a quorum.

18.3

If a quorum is not present within five (5) minutes (or such longer time as the chairperson of the meeting may determine to wait) after the time appointed for the meeting, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to such other day and such other time and place as the chairperson of the meeting may determine and at such adjourned meeting two (2) Shareholders present in person or by proxy and entitled to vote and representing the holders of more than one third of the issued shares entitled to vote at such meeting or the highest amount required from time to time by any stock exchange on which any of the shares are listed shall be a quorum, provided that if the Company or a class of Shareholders only has one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum. The Company shall give not less than thirty (30) Clear Days’ notice of any meeting adjourned through want of a quorum and such notice shall state the quorum shall be as set out in the preceding sentence. If at the adjourned meeting a quorum is not present within fifteen (15) minutes after the time appointed for holding the meeting, or such other time the chairperson of the meeting may determine, the meeting shall be dissolved.

18.4

A general meeting or a meeting of holders of any class of shares shall be held at a physical location at such time and place as the Board shall appoint, provided that the Board may decide that (i) each Shareholder has the right to take part in, address and, to the extent he is entitled to vote, to vote at the physical meeting using electronic means of communication, to which use of electronic means of communications the Board may attach conditions, or (ii) to organise the meeting by sole means of electronic communication (including, without limiting the generality of the foregoing, by telephone, or by video conferencing) as to permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

18.5	Subject to the Companies Act, a Resolution may only be put to a vote at a general meeting or a meeting of holders of any class of shares if:

(a)	it is proposed by or at the direction of the Board; or

(b)	it is proposed at the direction of the Court; or

(c)

it is proposed on the requisition in writing of (i) Shareholders representing at least one per cent (1%) of the shares, or (ii) not less than one hundred (100) Shareholders, and is made in accordance with, the relevant provisions of the Companies Act; or

(d)	the chairperson of the meeting in their absolute discretion decides that the Resolution may properly be regarded as within the scope of the meeting.

18.6

Subject to the Companies Act, any matter that is not expressly reserved for, or that does not expressly require the, Shareholders’ prior approval by Resolution pursuant to the Companies Act or these Bye-Laws, may only be put as a non-voting discussion item that shall be non-binding on the Company and the Board to a general meeting or a meeting of holder of any class of shares unless otherwise determined by, in the case of a Resolution pursuant to Bye-Laws 18.5(a) or 18.5(c), the Board; in the case of a Resolution pursuant to Bye-Law 18.5(b), a competent court; or in the case of a Resolution pursuant to Bye-Law 18.5(d), the chairperson of that meeting, in each case, in the sole discretion of such determiner.

18.7

No amendment may be made to a Resolution, at or before the time when it is put to a vote, unless the chairperson of the meeting in their absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting.

18.8

Each Director shall be entitled to attend and speak at any general meeting or a meeting of holders of any class of shares. The Resident Representative, if any, upon giving the notice referred to in Bye-Law 17.1 above, shall be entitled to attend and speak at any general meeting or a meeting of holders of any class of shares.

18.9

The Chairperson shall preside as chairperson at every general meeting or a meeting of holders of any class of shares of the Company. If the Chairperson is absent, the Vice-Chairperson shall preside as chairperson of the meeting, unless the Board has designated another person for that purpose. If the chairpersonship of the meeting is not provided for in accordance with the preceding two sentences, the meeting itself will appoint a chairperson. If the Secretary is absent and no replacement has been designated prior to the meeting, the chairperson of the meeting shall appoint another person to act as secretary of the meeting. If desired, one or more scrutineers may be appointed by the chairperson of the meeting.

18.10

If the chairperson of the meeting rules a resolution or an amendment to a resolution admissible or out of order (as the case may be), the proceedings of the meeting or on the resolution in question shall not be invalidated by any error in their ruling. Any ruling by the chairperson of the meeting in relation to a resolution or an amendment to a resolution shall be final and conclusive.

18.11

The chairperson of the meeting may, with the consent by Resolution of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time (or sine die) and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. In addition to any other power of adjournment conferred by law, the chairperson of the meeting may at any time without consent of the meeting adjourn the meeting (whether or not it has commenced or a quorum is present) to another time and/or place (or sine die) if, in their opinion, it would facilitate the conduct of the business of the meeting to do so or if they are so directed (prior to or at the meeting) by the Board. When a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Board. When a meeting is adjourned for three (3) months or more or for an indefinite period, at least thirty (30) Clear Days’ notice shall be given of the adjourned meeting. Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

19.	VOTING

19.1

Save where a greater majority is required by the Companies Act or the Bye-Laws, any question proposed for consideration at any general meeting or a meeting of holders of any class of shares shall be decided on by a simple majority of votes cast.

19.2

Subject to Bye-Laws 18.11 and 35.2 and to any rights or restrictions attached to any class of shares, at any general meeting or meeting of holders of any class of shares of the Company, each Shareholder present in person or by proxy shall be entitled to vote on any question to be decided on a poll vote and each Shareholder present in person or by proxy shall be entitled on a poll to vote for each share held by them.

19.3	At any general meeting or a meeting of holders of any class of shares, a Resolution put to the vote of the meeting shall be decided by a poll vote.

19.4	On a poll, votes may be cast in person, by proxy or in the form of an Electronic Record.

19.5	A poll may be conducted by way of paper ballot or electronic voting device.

19.6	A person entitled to more than one vote on a poll need not use all their votes or cast all the votes they use in the same way.

19.7

In the case of an equality of votes at a general meeting or a meeting of holders of any class of shares, the chairperson of such meeting shall not be entitled to a second or casting vote and the Resolution shall fail.

19.8

In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

19.9

The holder(s) of Common Shares B shall enter into a Voting Agreement with the Company. The Voting Agreement shall provide that the holder(s) of Common Shares B shall exercise one (1) vote for every forty (40) Common Shares B held, save for the circumstances provided for in the Voting Agreement allowing the exercise of more of the voting rights attached to the Common Shares B in accordance with Bye-Law 3.3(c). The Voting Agreement shall be publicly available on the Company’s corporate website. If a holder of Common Shares B intends to exercise more than one (1) vote for every forty (40) Common Shares B he holds, he will give notice of such intention to the general meeting prior to the voting at such meeting in accordance with the Voting Agreement.

19.10

A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, by their receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings or a meeting of holders of any class of shares.

19.11

No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

19.12	The decision of the chairperson of a general meeting or a meeting of holders of any class of shares on the outcome of a vote on any matter shall be final and decisive. If:

(a)	any objection shall be raised to the qualification of any voter; or

(b)	any votes have been counted which ought not to have been counted or which might have been rejected; or

(c)	any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any Resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairperson of the meeting and shall only vitiate the decision of the meeting on any Resolution if the chairperson of the meeting decides that the same may have affected the decision of the meeting. The decision of the chairperson of the meeting on such matters shall be final and conclusive.

19.13

When determining how many votes are cast by Shareholders, how many Shareholders are present or represented at a meeting or what portion of the Company’s issued capital is represented at a meeting, no account will be taken of shares for which no votes can be cast by law. Common Shares B are only taken into account so far as the voting rights attached thereto are actually exercisable. Votes not permitted to be cast pursuant to a Voting Agreement as referred to in Bye-Law 19.9 are deemed not exercisable for the purpose of this Bye-Law.

20.	PROXIES AND CORPORATE REPRESENTATIVES

20.1

A Shareholder may appoint one or more persons as their proxy, with or without the power of substitution, to represent him and vote on their behalf in respect of all or some only of their shares at any general meeting (including an adjourned meeting) and any meeting of the relevant class of shares. A proxy need not be a Shareholder. The instrument appointing a proxy shall be in writing executed by the appointor or their attorney authorised by him in writing or, if the appointor is a corporation, either under its Seal or executed by an officer, attorney or other person authorised to sign the same, or in the form of an Electronic Record.

20.2

A Shareholder which is a corporation or any other legal entity may, by written authorisation, appoint any person (or two (2) or more persons in the alternative) as its representative to represent it and vote on its behalf at any general meeting (including an adjourned meeting) and any meeting of the relevant class of shares and such a corporate representative may exercise the same powers on behalf of the corporation or any other legal entity which they represents as that corporation or any other legal entity could exercise if it were an individual Shareholder and the Shareholder shall for the purposes of these Bye-Laws be deemed to be present in person at any such meeting if a person so authorised is present at it.

20.3

Any Shareholder may appoint a proxy or (if a corporation or any other legal entity) representative for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation or any other legal entity) representative, by serving on the Company at the Registered Office, or at such place or places as the Board may otherwise specify for the purpose, a proxy or (if a corporation or any other legal entity) an authorisation. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office or at such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

20.4

A Shareholder may appoint a proxy which may be irrevocable in accordance with its terms and the holder thereof shall be the only person entitled to vote the relevant shares at the general meeting or at the meeting of the relevant class of shares at which such holder is present. Notice of the appointment of any such proxy shall be given to the Company at its Registered Office, and shall include the name, address, telephone number and electronic mail address of the proxy holder. The Company shall give to the proxy holder notice of all meetings of Shareholders of the Company and shall be obliged to recognise the holder of such proxy until such time as the holder notifies the Company in writing that the proxy is no longer in force.

20.5

Subject to Bye-Laws 20.3 and 20.4, the instrument appointing a proxy or corporate representative together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office or at such place or places and at such time as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a resolution in writing, in any document sent therewith, prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a resolution in writing, prior to the effective date of the resolution in writing and in default the instrument of proxy or authorisation shall not be treated as valid.

20.6	The decision of the chairperson of any general meeting or meeting of holders of any class of shares as to the validity of any appointments of a proxy shall be final.

20.7

Instruments of proxy or authorisation shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, make available with the notice of any meeting or any resolution in writing forms of instruments of proxy or authorisation for use at that meeting or in connection with that resolution in writing. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a resolution in writing or amendment of a Resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates. If the terms of the appointment of a proxy include a power of substitution, any proxy appointed by substitution under such power shall be deemed to be the proxy of the Shareholder who conferred such power. All the provisions of these Bye-Laws relating to the execution and delivery of an instrument or other form of communication appointing or evidencing the appointment of a proxy shall apply, mutatis mutandis, to the instrument or other form of communication effecting or evidencing such an appointment by substitution.

20.8

A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any resolution in writing at which the instrument of proxy or authorisation is used.

20.9

Subject to the Companies Act, the Board may at its discretion waive any of the provisions of these Bye-Laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Shareholder at general meetings or to sign resolutions in writing.

21.	ELECTION, SUSPENSION AND REMOVAL OF DIRECTORS

21.1	The Board shall determine the number of Directors in its sole discretion, provided that the majority of the Board shall consist of Non-Executive Directors.

21.2

Each Director shall be elected at a general meeting of the Company for a term ending at the conclusion of the annual general meeting held in the fourth (4th) calendar year after the election unless a shorter term is set out in his nomination. A Director will be eligible for re-election upon expiry of his term.

21.3	The election or re-election of Directors by the general meeting follows the following procedure and majority requirements.

(a)

No person shall be nominated as a Director unless (i) they are nominated by the Board in accordance with Bye-Law 18.5(a) and any board rules applicable to the Board from time to time or by Shareholders in accordance with Bye-Law 18.5(c) and (ii) the nomination complies with this Bye-Law and Bye-Law 21.4.

(b)

In the case of an election or re-election proposed by a Shareholder in accordance with Bye-Law 18.5(c) to be effected at an annual general meeting, not less than one hundred twenty (120) nor more than one hundred fifty (150) days after the date of the Company’s notice of the annual general meeting sent to Shareholders in connection with the prior year’s annual general meeting, a notice executed by a Shareholder must have been received by the Secretary of the Company of the intention to propose such person for election, setting forth as to each person whom the Shareholder proposes to nominate for election or re-election as a Director the information detailed in Bye-Law 21.4. In the case of any notice of a nomination of a person by a Shareholder for election or re-election as a Director at a special general meeting, such notice must be given prior to the later of one hundred twenty (120) days before the date of the special general meeting and the date which is ten (10) days after the date of the first public announcement or other notification of the date of the special general meeting.

(c)	The election or re-election of any person proposed as a Director shall be effected by a separate Resolution.

(d)

Unless otherwise required by the Companies Act, the election or re-election of Directors shall be decided by the applicable threshold of the majority of the votes cast specified below, in each case at a general meeting of the Company, at which a quorum as referred to in Bye-Law 18.1 is present, by the Shareholders entitled to vote on the matter. The election or re-election of a Director shall be decided on in accordance with the following:

(i)	The election or re-election of a Director nominated by the Board pursuant to Bye-Law 21.3(a) shall be by a simple majority of votes cast.

(ii)

The election or re-election of a Director nominated by Shareholders pursuant to Bye-Law 21.3(a) shall be by two-thirds (2/3) majority of the votes cast, representing more than half (1/2) of the then outstanding shares that are entitled to vote on the matter.

(iii)

If there are two or more nominees to fill a vacancy on the Board, each such nominee shall be voted upon individually and only the nominee receiving the most votes in favour, which votes in favour must represent at least the required majority and representation of the votes cast under (i) and (ii), shall be elected as Director. If two (2) or more nominees receive the same number of votes in favour, the nominee who received the highest percentage of votes in favour shall be elected as Director. If two (2) or more nominees received both the same number of votes in favour and the same percentage of votes in favour, no nominee shall be elected.

21.4	The nomination of any person for election as a Director shall include:

(a)	the nominee’s name and age;

(b)	whether such person is nominated for election as Executive Director or Non-Executive Director;

(c)	the principal occupation or employment of each such nominee;

(d)	the class and number of shares which are owned of record and Beneficially Owned by each such nominee (if any); and

(e)

such other information concerning each such nominee as would be required to be disclosed pursuant to the rules of any stock-exchange or regulatory authority to which the Company is subject; provided that, the Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of such nominee.

21.5

All Directors, upon election, except upon re-election at an annual general meeting, must provide written acceptance of their election, in such form as the Board may think fit, by notice in writing to the Registered Office within thirty (30) days of their election.

21.6

Any one or more vacancies in the Board not filled at any general meeting shall be deemed casual vacancies for the purposes of these Bye-Laws. Without prejudice to the power of the Company by Resolution in pursuance of any of the provisions of these Bye-Laws to elect any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time, subject to Bye-Law 21.1, to appoint any person to be a Director so as to fill a casual vacancy. A Director so appointed shall hold office only until the following annual general meeting. If not reappointed by election at such annual general meeting, they shall vacate office at the conclusion thereof.

21.7

A Director may at any time be removed or suspended from their office by Resolution on a proposal of the Board. A Director who is suspended may not act as a Director of the Company including, without limitation, by exercising any powers that would otherwise vest in a Director, by attending or voting at meetings of the Board or by directly or indirectly taking part in the management of the Company. A Director who is suspended does not owe duties to the Company during the period of their suspension. A Resolution to remove or suspend a Director from their office as Director other than on proposal of the Board may only be adopted with a two-thirds (2/3) majority of the votes cast, representing at least half (1/2) of the then outstanding shares that are entitled to vote on the motion. A suspension of a Director may be ended at any time by Resolution, provided that a Resolution to end the suspension of a Director other than on proposal of the Board may only be adopted with a two-thirds (2/3) majority of the votes cast, representing at least half (1/2) of the then outstanding shares that are entitled to vote on the motion.

21.8

An Executive Director may be suspended by the Board at any time (without the sanction of a Resolution). A suspension of an Executive Director may be extended by the Board one or more times, but may not last longer than three (3) months in aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end. The Executive Directors shall not participate in any deliberations and decision-making in the Board that concerns the suspension of an Executive Director.

22.	RESIGNATION AND DISQUALIFICATION OF DIRECTORS

22.1	The office of a Director shall be deemed to have been vacated if he:

(a)	resigns by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;

(b)	becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that such Director’s office is vacated, or dies;

(c)	becomes bankrupt under the laws of any country;

(d)	is prohibited by law from being a Director or, in the case of a corporate Director, is otherwise unable to carry on or transact business;

(e)	ceases to be a Director by virtue of the Companies Act or these Bye-Laws or is removed from office pursuant to these Bye-Laws;

(f)	is the subject of a vote for his removal passed in accordance with Bye-Law 21.7.

22.2	The provisions of section 93(2) of the Companies Act 1981 of Bermuda shall not apply to the Company.

23.	ALTERNATE DIRECTORS

No Director may appoint any other person to be an alternate Director.

24.	DIRECTORS’ INTERESTS

24.1

Subject to the provisions of the Companies Act and Bye-Law 24.2, a Director may notwithstanding their office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested.

24.2

Any Director must inform the Board of any potential conflict of interest, which is a conflict between a direct or indirect personal interest of a Director and the interest of the Company or its business. So long as, where it is necessary, they declare the nature of their interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Act, a Director shall not by reason of their office be accountable to the Company for any benefit which they derive from any office or employment to which these Bye-Laws allow him to be appointed or from any transaction or arrangement in which these Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit. Upon disclosure of such potential conflicted interest to the Board, the Board will determine, on a simple majority vote, if such Director’s interest does indeed conflict with the interests of the Company or its business in such way as described in the first sentence. The respective Director shall not participate in any deliberations and decision-making of the Board, unless the Board decides otherwise. The conflicted Director shall not count towards the quorum of the Board meeting for that specific matter only. The determination of a conflict and decision to permit a conflicted Director to vote shall be taken without the respective Director participating in the deliberations and decision-making. If all Directors are conflicted, all Directors shall be permitted to participate in the deliberations and decision-making on the relevant subject in the Board.

24.3

For the purposes of these Bye-Laws, without limiting the generality of the foregoing, a Director is deemed to have an interest in a transaction or arrangement with the Company if he is the holder or Beneficial Owner of ten per cent (10%) or more of any class of the equity share capital of any body corporate (or any other body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate with which the Company is proposing to enter into a transaction or arrangement, provided that there shall be disregarded any shares held by such Director as bare or custodian trustee and of which he is no Beneficial Owner, any shares comprised in a trust in which the Director’s interest is in reversion or remainder if and so long as some other person is entitled to receive the income thereof, and any shares comprised in an authorised unit trust in which the Director is only interested as a unit holder. For the purposes of this Bye-Law, an interest of a person who is connected with a Director shall be treated as an interest of the Director.

25.	POWERS AND DUTIES OF THE BOARD

25.1

Subject to the provisions of the Companies Act and these Bye-Laws, the Board shall manage and conduct the business of the Company and is responsible for the general affairs of the company, including setting the strategy of the Company. The Board may delegate powers, authorities, discretions and tasks in accordance with Bye-Law 27.3.

25.2

Subject to the provisions of the Companies Act and these Bye-Laws, the Board may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of these Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-Law shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

25.3

The Board may exercise all the powers of the Company except those powers that are required by the Companies Act or these Bye-Laws to be exercised by the Shareholders, the Shareholders’ meeting or a meeting of holders of any class of shares.

25.4

Subject to the Companies Act, in the exercise of its duties the Board shall take into account (among other matters) the long term consequences of decisions, sustainability, the Company’s reputation and the interest of all corporate stakeholders, including, amongst others, the Shareholders, the Company’s employees, business relations, policyholders, relations with regulators, and other groups, directly or indirectly, influenced by the business of the Company, all in the broadest sense (“Stakeholder Interest”).

For the purposes of a Director’s duty to act in the way he considers, in good faith, is in the best interests of the Company, the Director shall not be required to regard the benefit of any particular Stakeholder Interest or group of Stakeholder Interests as more important than any other.

25.5	Nothing in this Bye-Law, express or implied, is intended to or shall create or grant any right or cause of action to, by or for any person (other than the Company).

26.	REMUNERATION

26.1

The Company shall have a policy in respect of the remuneration of Directors. This remuneration policy must be adopted by Resolution at the proposal of the Board. The Board shall submit a remuneration policy to the Shareholders ultimately at the fourth annual general meeting held after the general meeting in which the remuneration policy was most recently adopted. If such remuneration policy is not adopted, then the Board will continue to abide by the remuneration policy most recently adopted by the Shareholders and shall submit a remuneration policy for adoption by Resolution no later than at the next annual general meeting.

26.1.a

For the period from the Effective Date until a new remuneration policy has been adopted in accordance with Bye-Law 26.1, (i) the Aegon N.V. Executive Board Remuneration Policy as approved by the general meeting of Aegon N.V. on May 15, 2020 will apply mutatis mutandis to the Executive Directors of the Company, (ii) the Aegon N.V. Supervisory Board Remuneration Policy as approved by the general meeting of Aegon N.V. on May 15, 2020 will apply mutatis mutandis to the Non-Executive Directors of the Company, and (iii) the Aegon N.V. Executive Board Remuneration Policy and the Aegon N.V. Supervisory Board Remuneration Policy shall together be the remuneration policy as referred to in Bye-Law 26.1. This Bye-Law 26.1.a will lapse upon the adoption of a new remuneration policy in accordance with Bye-Law 26.1.

26.2

The Board shall determine the remuneration and other terms of service of the Directors in accordance with the remuneration policy as referred to in Bye-Law 26.1. The Executive Directors shall not participate in the deliberations and decision-making process of the Board in determining the remuneration and other terms of service for the Directors.

26.3

At every annual general meeting, the Board shall present Shareholders with a remuneration report regarding the remuneration provided to the Directors for the prior financial year and such report shall be put to an advisory vote of the Shareholders, which vote shall not be binding on the Board or the Company.

27.	DELEGATION OF THE BOARD’S POWERS

27.1	Subject to the Companies Act, these Bye-Laws and any restrictions implemented by the Board, the Board or any individual Executive Director may act for, on behalf of, and in the name of the Company.

27.2

The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney may, if so authorised by the power of attorney, execute any deed, instrument or other document on behalf of the Company.

27.3

The Board may entrust to and confer upon any Director, Officer or, without prejudice to the provisions of Bye-Law 27.4, other person any of the powers, authorities and discretions exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, authorities and discretions, and may from time to time revoke or vary all or any of such powers, authorities and discretions but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby. Such delegation of powers, authorities and discretions shall be included in the set of rules and regulations as referred to in Bye-Law 28.3.

27.4

The Board may, from time to time, establish such committees, in each case, it deems fit and may delegate any of its powers, authorities and discretions to such committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, and in conducting its proceedings conform to any regulations which may be imposed upon it by the Board.

28.	PROCEEDINGS OF THE BOARD

28.1	The Board will designate one of the Non-Executive Directors as Chairperson and one of the Non-Executive Directors as Vice-Chairperson.

28.2

The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. Unless otherwise specified in these Bye-Laws or in the regulations referred to in Bye-Law 28.3, questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes on matters that are resolved on by the full Board as determined in the regulations referred to in Bye-Law 28.3 the chairperson of the meeting shall be entitled to a second or casting vote. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

28.3

The Board may draw up a set of rules and regulations governing the exercise of its powers, authorities and discretions, including the delegation of any of the powers, authorities and discretions exercisable by the Board. In conducting its proceedings, the Board shall conform to any such rules and regulations.

28.4

Notice of a meeting of the Board may be given to a Director by word of mouth or in any manner permitted by these Bye-Laws. A Director may retrospectively waive the requirement for notice of any meeting by consenting in writing to the business conducted at the meeting.

28.5

The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be a majority of the Directors then in office. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and, subject to Bye-Law 24.2, be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

28.6

The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice to the Registered Office, be entitled to receive notice of, attend and be heard at and to receive minutes of all meetings of the Board.

28.7

So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting and setting the agenda for such general meeting.

28.8

The Chairperson shall preside as chairperson at every meeting of the Board. If the Chairperson is not present, the Vice-Chairperson shall act as chairperson of the Board meeting. If the Vice-Chairperson is not present, the Directors present may choose one of their number to be chairperson of the Board meeting.

28.9

The meetings and proceedings of any committee of the Board consisting of two (2) or more members shall be governed by the provisions contained in these Bye-Laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any rules or regulations imposed by the Board.

28.10

A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board, as provided for in these Bye-Laws or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors or members of the committee concerned.

28.11

A meeting of the Board or a committee of the Board may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting are physically assembled, or, if there is no such group, where the chairperson of the meeting then is.

28.12

All acts done by the Board or by any committee of the Board or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee shall, notwithstanding that it is afterwards discovered that there was some defect in the election of any member of the Board or such committee or person acting as aforesaid or that he was disqualified or had vacated his office, be as valid as if every such person had been duly elected and was qualified and had continued to be a Director, member of such committee or person so authorised.

28.13

The Company may by Resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Bye-Laws prohibiting a Director from voting at a meeting of the Board or of a committee of the Board, or ratify any transaction not duly authorised by reason of a contravention of any such provisions.

28.14

If a question arises at a meeting of the Board or a committee of the Board as to the entitlement of a Director to vote or be counted in a quorum, the question may, before the conclusion of the meeting, be referred to the chairperson of the Board meeting and their ruling in relation to any Director other than themselves shall be final and conclusive except in a case where the nature or extent of the interests of the Director concerned have not been fairly disclosed. If any such question arises in respect of the chairperson of the Board meeting, it shall be decided by resolution of the Board (on which the chairperson of the Board meeting shall not deliberate or vote) and such resolution will be final and conclusive except in a case where the interests of the chairperson of the Board meeting have not been fairly disclosed.

29.	OFFICERS

29.1

The Board may appoint such Officers as the Board may determine from time to time. Any person appointed as Officer pursuant to this Bye-Law shall hold office for such period and upon such terms and with such powers and duties as the Board may determine. The Board may revoke or terminate any such appointment.

29.2	Save as otherwise provided, the provisions of these Bye-Laws as to resignation and disqualification of Directors shall mutatis mutandis apply to the resignation and disqualification of Officers.

30.	SECRETARY AND RESIDENT REPRESENTATIVE

30.1

The Secretary and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Act together with such other duties as shall from time to time be prescribed by the Board.

30.2

A provision of the Companies Act or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

31.	THE SEAL

31.1

The Board may authorise the production of a common seal of the Company and one or more duplicate common seals of the Company, which shall consist of a circular device with the name of the Company around the outer margin thereof and the country and year of registration in Bermuda across the centre thereof.

31.2	Any document required to be under seal or executed as a deed on behalf of the Company may be:

(a)	executed under the Seal in accordance with these Bye-Laws; or

(b)	signed or executed by any person authorised by the Board for that purpose, without the use of the Seal.

31.3

The Board shall provide for the custody of every Seal. A Seal shall only be used by authority of the Board or of a committee of the Board. Subject to these Bye-Laws, any instrument to which a Seal is affixed shall be attested by the signature of:

(a)	a Director; or

(b)	the Secretary; or

(c)	any one person authorised by the Board for that purpose.

32.	DIVIDENDS AND OTHER PAYMENTS

32.1

The Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests, in particular those set out in Bye-Laws 3.3 and 3.5, including such interim dividends as appear to the Board to be justified by the position of the Company. The Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to Bye-Law 34.2, in paying up in full shares in the Company to be issued to the Shareholders credited as fully paid. The Board may also pay any fixed cash dividend which is payable on any shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

32.2	Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide:

(a)	all dividends or distributions out of contributed surplus may be declared and paid according to the amounts paid up on the shares in respect of which the dividend or distribution is paid;

(b)

dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts paid-up on the shares during any portion or portions of the period in respect of which the dividend or distribution is paid.

32.3

The Board may withhold and deduct from any dividend, distribution or other monies payable to a Shareholder by the Company on or in respect of any shares any applicable dividend withholding tax and all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.

32.4	No dividend, distribution or other monies payable by the Company on or in respect of any share shall bear interest against the Company.

32.5

Subject to Bye-Law 32.6, any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the Shareholders may be paid by cheque or warrant sent through the post or by courier addressed to the holder at their address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at their registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such shares, and shall be sent at their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two (2) or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the shares held by such joint holders.

32.6

All dividends, distributions or interests in respect of shares held by a securities depositary, including Euroclear Nederland, shall be paid by placing those dividends, distributions or interest (minus any applicable withholding tax withheld or deducted pursuant to Bye-Law 32.3) at the disposal of such securities depositary, subject to and in accordance with the regulations of such securities depositary.

32.7

The Board may resolve to pay dividends, distributions or interest in another denomination than those of the shares, including the national currency of the country of an appointed stock exchange upon which the shares in question are listed for the time being.

32.8

Any dividend or distribution out of contributed surplus unclaimed for a period of five (5) years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

32.9

The Board may also, in addition to its other powers, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend, the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board, provided that such dividend or distribution may not be satisfied by the distribution of any partly paid shares or debentures of any company without the sanction of a Resolution.

33.	RESERVES

The Board may, before declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

34.	CAPITALISATION OF PROFITS

34.1

The Board may from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Shareholders respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, provided that for the purpose of this Bye-Law, a share premium account may be applied only in paying up of unissued shares to be issued to such Shareholders credited as fully paid.

34.2

Where any difficulty arises in regard to any distribution under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

35.	RECORD AND REGISTRATION DATES

35.1

Notwithstanding any other provisions of these Bye-Laws, the Board may fix any date as the record date for any dividend, distribution, allotment or issue. Any such record may be on or at any time not more than sixty (60) Business Days before any date on which such dividend, distribution, allotment or issue is paid, allotted or issued (as the case may be).

35.2

In relation to any general meeting of the Company or of any class of holders of shares or to any adjourned meeting or any poll taken at a meeting or adjourned meeting of which notice is given, the Board may fix and specify in the notice of meeting or adjourned meeting or in any document sent to Shareholders by or on behalf of the Board in relation to the meeting, a time and date (“Record Date”) which is not more than sixty (60) days before the date fixed for the meeting (“Meeting Date”) nor less than twenty (20) Business Days before the Meeting Date and, notwithstanding any provision in these Bye-Laws to the contrary, in such case:

(a)

each person entered in the Register or another register designated by the Board, including the records of the Intermediary at the Record Date as a Shareholder, or a Shareholder of the relevant class, (“Record Date Holder”) shall be entitled to attend and to vote at the relevant meeting and to exercise all of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in relation to that meeting in respect of the shares, or the shares of the relevant class, registered in their name at the Record Date;

(b)

the Intermediary shall file a written statement, at such place and time as specified in the notice of meeting, for each person entered into their records at the Record Date as a Shareholder, stating that that the person named therein is entitled through the Intermediary to the number of shares stated and that such person will retain such entitlement until the end of the meeting;

(c)

as regards any shares, or shares of the relevant class, which are registered in the name of a Record Date Holder at the Record Date but are not so registered at the Meeting Date (“Relevant Shares”), each holder of any Relevant Shares at the Meeting Date shall be deemed to have irrevocably appointed that Record Date Holder as their proxy for the purpose of attending and voting in respect of those Relevant Shares at the Relevant Meeting (with power to appoint, or to authorise the appointment of, some other person as proxy), in such manner as the Record Date Holder in their absolute discretion may determine; and

(d)

accordingly, except through their proxy pursuant to Bye-Law 35.2(c) above, a holder of Relevant Shares at the Meeting Date shall not be entitled to attend or to vote at the Relevant Meeting, or to exercise any of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in respect of the Relevant Shares at that meeting.

35.3

The Board may resolve that the entry of the name of a person in the Register or another register designated by the Board, including the records of an Intermediary at the Record Date as a Record Date Holder shall be sufficient evidence of their appointment as proxy in respect of any Relevant Shares for the purposes of this Bye-Law, but all the provisions of these Bye-Laws relating to the execution and deposit of an instrument appointing a proxy or any ancillary matter (including the Board’s powers and discretions relevant to such matter) shall apply to any instrument appointing any person other than the Record Date Holder as proxy in respect of any Relevant Shares.

35.4

The Board may from time to time make such arrangements for the purpose of controlling the attendance at any meeting, whether involving the issue of tickets or the imposition of some means of registration, including without limitation procedures for registration for shares held within the Dutch Statutory Giro System, or otherwise, as they shall in their absolute discretion consider appropriate, and may from time to time vary any such arrangements or make new arrangements in place of them.

36.	ACCOUNTING RECORDS

36.1	The financial year shall be the calendar year.

36.2	At every annual general meeting, the Board shall present Shareholders with the annual accounts to be discussed during the meeting.

36.3

The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Act.

36.4

The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors, provided that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three (3) month period. No Shareholder (other than an Officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board or by Resolution.

36.5

A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the Auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Act.

37.	AUDIT

Save and to the extent that an audit is waived in the manner permitted by the Companies Act, Auditors shall be appointed by Resolution on proposal of the Board, and their duties regulated in accordance with the Companies Act, any other applicable law and such requirements not inconsistent with the Companies Act as the Board may from time to time determine.

38.	SERVICE OF NOTICES AND OTHER DOCUMENTS

38.1

Any notice or other document (including but not limited to a share certificate, any notice of a general meeting of the Company, any instrument of proxy and any document to be sent in accordance with Bye-Law 36.5) may be sent to, served on or delivered to any Shareholder by the Company:

(a)	personally;

(b)	sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at their address as appearing in the Register;

(c)	by sending it by courier to or leaving it at the Shareholder’s address appearing in the Register;

(d)

where applicable, by sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form or by sending an Electronic Record of it by electronic means, in each case to an address, account or number supplied by such Shareholder for the purposes of communication in such manner; or

(e)

by publication of an Electronic Record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by at least one of the other methods set out in paragraphs 38.1(a), 38.1(b), 38.1(c) or 38.1(d) of this Bye-Law, in accordance with the Companies Act.

In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders.

38.2	Any notice or other document shall be deemed to have been served on or delivered to any Shareholder by the Company:

(a)	if sent by personal delivery, at the time of delivery;

(b)	if sent by post, forty-eight (48) hours after it was put in the post;

(c)	if sent by courier or facsimile, twenty-four (24) hours after sending;

(d)	if sent by email or other mode of representing or reproducing words in a legible and non-transitory form or as an Electronic Record by electronic means, twelve (12) hours after sending; or

(e)	if published as an Electronic Record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Shareholder,

and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Act and the provisions of these Bye-Laws, or sent by courier, facsimile, email or as an Electronic Record by electronic means, as the case may be, in accordance with these Bye-Laws.

38.3

Each Shareholder and each person becoming a Shareholder subsequent to the adoption of these Bye-Laws, by virtue of its holding or its acquisition and continued holding of a share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other document (excluding a share certificate) may be provided by the Company by Electronic Record or by way of accessing them on a website instead of being provided by other means.

38.4

Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Shareholders shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director, or a Resident Representative pursuant to these Bye-Laws.

39.	DESTRUCTION OF DOCUMENTS

The Company shall be entitled to destroy all instruments of transfer of shares which have been registered and all other documents on the basis of which any entry is made in the register at any time after the expiration of seven (7) years from the date of registration thereof and all dividends mandates or variations or cancellations thereof and notifications of change of address at any time after the expiration of two (2) years from the date of recording thereof and all share certificates which have been cancelled at any time after the expiration of one (1) year from the date of cancellation thereof and all paid dividend warrants and cheques at any time after the expiration of one (1) year from the date of actual payment thereof and all instruments of proxy which have been used for the purpose of a poll at any time after the expiration of one (1) year from the date of such use and all instruments of proxy which have not been used for the purpose of a poll at any time after one (1) month from the end of the meeting to which the instrument of proxy relates and at which no poll was demanded. It shall conclusively be presumed in favour of the Company that every entry in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made, that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered, that every share certificate so destroyed was a valid and effective certificate duly and properly cancelled and that every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company, provided always that:

(a)	the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

(b)

nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Bye-Law; and

(c)	references herein to the destruction of any document include references to the disposal thereof in any manner.

40.	UNTRACED SHAREHOLDERS

40.1

The Company shall be entitled to sell, at the best price reasonably obtainable, the shares of a Shareholder or the shares to which a person is entitled by virtue of transmission on death, bankruptcy, or otherwise by operation of law if and provided that:

(a)	during a period of five (5) years, no dividend in respect of those shares has been claimed and at least three (3) cash dividends have become payable on the share in question;

(b)

on or after expiry of that period of five (5) years, the Company has inserted an advertisement in a newspaper circulating in the area of the last registered address at which service of notices upon the Shareholder or person entitled by transmission may be effected in accordance with these Bye-Laws and in a national newspaper published in the relevant country, giving notice of its intention to sell such shares:

(c)

during that period of five (5) years and the period of three (3) months following the publication of such advertisement, the Company has not received any communication from such Shareholder or person entitled by transmission; and

(d)

if so required by the rules of any securities exchange upon which the shares in question are listed for the time being, notice has been given to that exchange of the Company’s intention to make such sale.

40.2

If during any five (5) year period referred to in Bye-Law 40.1 above, further shares have been issued in right of those held at the beginning of such period or of any previously issued during such period and all the other requirements of this Bye-Law (other than the requirement that they be in issue for five (5) years) have been satisfied in regard to the further shares, the Company may also sell the further shares.

40.3

To give effect to any such sale, the Board may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser and an instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or some person entitled by transmission to the shares. The transferee shall not be bound to see to the application of the purchase money, nor shall their title to the shares be affected by any irregularity in, or invalidity of, the proceedings in reference to the sale.

40.4

The net proceeds of sale shall belong to the Company which shall be obliged to account to the former Shareholder or other person previously entitled as aforesaid for an amount equal to such proceeds and shall enter the name of such former Shareholder or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments as the Board from time to time thinks fit.

41.	WINDING UP

The Board may decide to wind up the Company, provided that the winding-up is approved at a subsequent general meeting of the Company by Resolution. If the Company shall be wound up, the liquidator may, with the sanction of a Resolution and any other sanction required by the Companies Act, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

42.	INDEMNITY AND INSURANCE

42.1

Subject to the provision below, every Indemnified Person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs including defence costs incurred in defending any legal proceedings whether civil or criminal and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of their duties and the indemnity contained in this Bye-Law shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election provided always that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Act.

42.2	No Indemnified Person shall be liable to the Company for the acts, defaults or omissions of any other Indemnified Person.

42.3

To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

42.4

Each Shareholder and the Company agree to waive any claim or right of action they or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of their duties with or for the Company provided however that such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

42.5

The Company shall advance moneys to any Indemnified Person for the costs, charges, and expenses incurred by the Indemnified Person in defending any civil or criminal proceedings against him, on condition and receipt of an undertaking in a form satisfactory to the Company that of the Indemnified Person shall repay such portion of the advance attributable to any claim of fraud or dishonesty if such a claim is proved against the Indemnified Person provided that no monies shall be paid hereunder unless payment of the same shall be authorised in the specific case upon a determination that indemnification of the Director or Officer would be proper in the circumstances because they have met the standard of conduct which would entitle him to the indemnification thereby provided and such determination shall be made:

(a)	by the Board, by a majority vote at a meeting duly constituted by a quorum of Directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed;

(b)	in the case such a meeting cannot be constituted by lack of a disinterested quorum, by an independent legal counsel in a written opinion; or

(c)	the Shareholders by Resolution.

42.6

Without prejudice to the provisions of this Bye-Law, the Board shall have the power to purchase and maintain insurance for or for the benefit of any Indemnified Person or any persons who are or were at any time Directors, Officers, employees of the Company, or of any other company which is its holding company or in which the Company or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company or any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

43.	CHANGE IN THE IDENTITY OR CHARACTER OF THE COMPANY

Notwithstanding any other provisions of these Bye-Laws, the sanction of Resolution is required for resolutions of the Board entailing a significant change in the identity or character of the Company or its business, in any case concerning:

(a)	the transfer of (nearly) the entire business of the Company to a third party;

(b)

entering into or terminating a long-term cooperation between the Company or a Subsidiary of the Company and another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of fundamental importance for the Company; and

(c)

acquiring or disposing of a participation in the capital of a company if the value of the participation to be acquired or disposed is at least one third of the sum of the assets of the Company according to its balance sheet and explanatory notes or, if the Company prepares a consolidated balance sheet, its consolidated balance sheet and explanatory notes according to the last adopted annual accounts of the Company, by the Company or a Subsidiary of the Company.

44.	AMALGAMATION AND MERGER

Any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of:

(a)	the Board; and

(b)	the Shareholders by Resolution.

45.	CONTINUATION

Subject to the Companies Act, the Company may with the approval of:

(a)	the Board; and

(b)	the Shareholders by Resolution,

approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda.

46.	ALTERATION OF BYE-LAWS AND MEMORANDUM OF ASSOCIATION

Subject to the provisions of these Bye-Laws, these Bye-Laws and the Memorandum of Association of the Company may be revoked or amended from time to time only by resolution of the Board, but no such revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by Resolution.